Exhibit 99.1

In this report, the term “Par” refers to Par Pharmaceutical Holdings, Inc. and its subsidiaries, and “we,” “us,” “our” and “the Company” refer, collectively, to Endo International plc and its subsidiaries, unless expressly stated otherwise or the context otherwise requires.

Presented below risks are certain risks related to Par’s business. If any of the following risks actually occurs, Par’s business, prospects, operating results and financial condition could suffer materially, and the factors that are identified below as risks to a particular segment of Par’s business could materially affect another segment of its business. The risks described below are not the only risks Par faces. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect Par’s business, prospects, operating results or financial condition. There are also certain risks relating to the Company’s business and industry that are relevant to Par by virtue of the Company and Par operating in the same industry. These risks are described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Upon the consummation of our planned acquisition of Par, the risks relating to Par will become risks of the Company.

Risks Related to Par’s Business

If Par fails to obtain exclusive marketing rights for its generic products or fail to introduce these generic products on a timely basis, Par’s revenues, gross margin and operating results may decline significantly.

The Hatch-Waxman amendments to the Federal Food, Drug, and Cosmetic Act (the “FDCA”) provide for a period of 180 days of generic marketing exclusivity for any applicant that is first to file an Abbreviated New Drug Application (“ANDA”) containing a certification of invalidity, non-infringement or unenforceability related to a patent listed with respect to the corresponding branded drug (commonly referred to as a “Paragraph IV certification”). “First filers” are often able to price the applicable generic drug to yield relatively high gross margins during this 180-day marketing exclusivity period. At various times in the past, a large portion of Par’s revenues have been derived from the sales of generic drugs during such 180-day marketing exclusivity period and from the sale of other generic products for which there otherwise was limited competition.

ANDAs that contain Paragraph IV certifications generally become the subject of patent litigation that can be both lengthy and costly. There is no certainty that Par will prevail in any such litigation, that it will be the first to file and granted the 180-day marketing exclusivity period, or, if it is granted the 180-day marketing exclusivity period, that it will not forfeit such period. Even where Par is awarded marketing exclusivity, it may be required to share its exclusivity period with other first filers. In addition, brand companies often authorize a generic version of the corresponding branded drug to be sold during any period of marketing exclusivity that is awarded (described further below), which reduces gross margins during the marketing exclusivity period. Brand companies may also reduce the price of their branded product to compete directly with generics entering the market, which would similarly have the effect of reducing gross margins. Furthermore, timely commencement of the litigation by the patent owner imposes an automatic stay of ANDA approval by U.S. Food and Drug Administration (the “FDA”) for 30 months, unless the case is decided in the ANDA applicant’s favor during that period. Finally, if the court decision is adverse to the ANDA applicant, the ANDA approval will be delayed until the challenged patent expires, and the applicant forfeits the 180-day marketing exclusivity.

The majority of Par’s revenues are generated by Par’s generic products division. Par’s future profitability depends, to a significant extent, upon its ability to introduce, on a timely basis, new generic products that are either the first-to-market (or among the first-to-market) or that otherwise can gain significant market share. The timeliness of Par’s product introductions is dependent upon, among other things, the timing of regulatory approval of its products, which to a large extent is outside of Part’s control, as well as the timing of competing products. As additional distributors introduce comparable generic pharmaceutical products, price competition intensifies, market access narrows, and product sales prices and gross margins decline, often significantly and rapidly. Accordingly, Par’s revenues and future profitability are dependent, in large part, upon its ability or the ability of its development partners to file ANDAs with the FDA timely and effectively or to enter into contractual relationships with other parties that have obtained marketing exclusivity. No assurances can be given that Par will be able to develop and introduce successful products in the future within the time constraints necessary to be successful. If Par or its development partners are unable to continue to timely and effectively file ANDAs with the FDA or to partner with other parties that have obtained marketing exclusivity, Par’s revenues, gross margin and operating results may decline significantly, and Par’s prospects and business may be materially adversely affected.

Par faces intense competition from brand companies that sell authorized generics.

Competition in the generic drug industry has increased due to the proliferation of authorized generic pharmaceutical products. Authorized generics are generic pharmaceutical products that are introduced by brand companies, either directly or through third parties, under the brand’s new drug application (“NDA”) approval for its own branded drug. Authorized generics do not face any regulatory barriers to introduction and are not prohibited from sale during the 180-day marketing exclusivity period granted to the first-to-file ANDA applicant. The sale of authorized generics adversely impacts the market share of a generic product that has been granted 180 days of marketing exclusivity. This is a significant source of competition for Par, because an authorized generic can materially decrease the profits that Par could receive as an otherwise exclusive marketer of a product. Such actions have the effect of reducing the potential market share and profitability of Par’s generic products and may inhibit Par from developing and introducing generic pharmaceutical products corresponding to certain branded drugs.

As Par’s competitors introduce their own generic equivalents of Par’s generic pharmaceutical products, its revenues and gross margin from such products generally decline, often rapidly.

Revenues and gross margin derived from generic pharmaceutical products often follow a pattern based on regulatory and competitive factors that Par believes are unique to the generic pharmaceutical industry. As the patent(s) for a brand name product or the statutory marketing exclusivity period (if any) expires, the first generic manufacturer to receive regulatory approval for a generic equivalent of the product often is able to capture a substantial share of the market. However, as other generic manufacturers receive regulatory approvals for their own generic versions, that market share, and the price of that product, will typically decline depending on several factors, including the number of competitors, the price of the branded product and the pricing strategy of the new competitors. We cannot provide assurance that Par will be able to continue to develop such products or that the number of competitors with such products will not increase to such an extent that Par may stop marketing a product for which it previously obtained approval, which may have a material adverse impact on its revenues and gross margin.

The majority of Par’s products are produced at a few locations and a business interruption at one or more of these locations could have a material adverse effect on its business, financial position and results of operations.

Par produces the majority of the products that it manufacture at its manufacturing facility in New York, and a significant number at its manufacturing facilities in California and India. Par’s recently acquired facility in Michigan produces all of its injectable products. Most of Par’s inventory passes through its warehouse in New York. A significant disruption at any of these facilities, even on a short-term basis, could impair Par’s ability to produce and ship products to the market on a timely basis, which could have a material adverse effect on Par’s business, financial position and results of operations.

Par’s profitability depends on its major customers. If these relationships do not continue as expected, Par’s business, condition (financial and otherwise), prospects and results of operations could materially suffer.

Par has approximately 120 customers, some of which are part of larger buying groups. Par’s four largest customers in terms of Par’s consolidated total revenues accounted for approximately 70% of its total revenues for the year ended December 31, 2014, as follows: McKesson Drug Co. (24.7%), Cardinal Health Inc. (18.3%), CVS Health Corporation (14.5%) and AmerisourceBergen Corporation (13.4%). The loss of any one or more of these or any other major customer or the substantial reduction in orders from any one or more of Par’s major customers could have a material adverse effect upon its future operating results and financial condition.

Par may experience declines in the sales volume and prices of its products as a result of the continuing trend of consolidation of certain customer groups, which could have a material adverse effect on its business, financial position and results of operations.

Par’s ability to successfully commercialize any generic or branded pharmaceutical product depends in large part upon the acceptance of the product by third parties, including pharmacies, government formularies, other retailers, physicians and patients. Therefore, Par’s success will depend in large part on market acceptance of its products. Par makes a significant amount of its sales to a relatively small number of drug wholesalers and retail drug chains. These customers represent an essential part of the distribution chain of its pharmaceutical products. Drug wholesalers and retail drug chains have undergone, and are continuing to undergo, significant consolidation. This consolidation may result in these groups gaining additional purchasing leverage and consequently increasing the product pricing pressures facing Par’s business. Additionally, the emergence of large buying groups representing independent retail pharmacies and other drug distributors, and the prevalence and influence of managed care organizations and similar institutions, potentially enable those groups to demand larger price discounts on Par’s products. For example, there has been a recent trend of large wholesalers and retailer customers forming partnerships, such as the alliance between Walgreens and

AmerisourceBergen Corporation, the alliance between Rite Aid and McKesson Drug Company and the alliance between CVS and Cardinal Health. The result of these developments may have a material adverse effect on Par’s business, financial position and results of operations.

The testing required for the regulatory approval of Par’s products is conducted primarily by independent third parties. Any failure by any of these third parties to perform this testing properly and in a timely manner may have an adverse effect upon Par’s ability to obtain regulatory approvals.

Par’s applications for the regulatory approval of its products, including both internally-developed and in-licensed products, incorporate the results of testing and other information that is conducted or gathered primarily by independent third parties (including, for example, manufacturers of raw materials, testing laboratories, clinical research organizations (“CROs”) or independent research facilities). Par’s ability to obtain and maintain regulatory approval of the products being tested is dependent upon the quality of the work performed by these third parties, the quality of the third parties’ facilities, and the accuracy of the information provided by third parties. Par has little or no control over any of these factors. If this testing is not performed properly, Par’s ability to obtain or maintain regulatory approvals, and to launch or continue selling products, could be restricted or delayed.

Additionally, while Par recently acquired its own CRO in India that may supplant a portion of these services provided by third parties, it has no experience running a CRO and may need to continue to rely on third parties to provide a majority of these services.

Par depends on third-party agreements for a portion of its product offering, including certain key products, and any failure to maintain these arrangements or enter into similar arrangements with new partners could result in a material adverse effect.

Par has broadened its product offering by entering into a variety of third-party agreements covering any combination of joint development, supply, marketing and/or distribution of products. For example, it has entered into an agreement with Croda Europe, Ltd. for development and supply of active pharmaceutical ingredients (“APIs”) used in its generic omega-3-acid ethyl esters oral capsules product, and with Glenmark Generics (“Glenmark”) to market and distribute Glenmark’s generic ezetimibe product. For the year ended December 31, 2014, 57% of its total net product revenues were generated from products manufactured under contract or under license. We cannot provide assurance that the development or supply efforts of Par’s contractual partners will continue to be successful, that Par will be able to renew such agreements or that it will be able to enter into new agreements for additional products. Any alteration to or termination of Par’s current distribution and marketing agreements, any failure to enter into new and similar agreements, or interruption of its product supply under the distribution and marketing agreements, could materially adversely affect its business, condition (financial and otherwise), prospects or results of operations.

Par’s competitors or other third parties may allege that it is infringing their intellectual property, forcing Par to expend substantial resources in litigation, the outcome of which is uncertain. Any unfavorable outcome of such litigation, including losses related to “at-risk” product launches, could have a material adverse effect on Par’s business, financial position and results of operations.

Companies that produce branded pharmaceutical products routinely bring litigation against ANDA or similar applicants that seek regulatory approval to manufacture and market generic forms of their branded products alleging patent infringement or other violations of intellectual property rights. Patent holders may also bring patent infringement suits against companies that are currently marketing and selling approved generic products. Litigation often involves significant expense and can delay or prevent introduction or sale of Par’s generic products. If patents are held valid, enforceable and infringed by Par’s products, it would, unless it could obtain a license from the patent holder, need to delay selling its corresponding generic product and, if Par is already selling its product, cease selling and potentially destroy existing product stock.

There may be situations in which Par may make business and legal judgments to market and sell products that are subject to claims of alleged patent infringement prior to final resolution of those claims by the courts, based upon its belief that such patents are invalid, unenforceable, or are not infringed by Par’s marketing and sale of such products. This is referred to in the pharmaceutical industry as an “at-risk” launch. The risk involved in an at-risk launch can be substantial because, if a patent holder ultimately prevails against Par, the remedies available to such holder may include, among other things, damages measured by the profits lost by the patent holder, which can be significantly higher than the profits Par makes from selling the generic version of the product. For example, in September 2014, Par paid $100 million to settle claims relating to its at-risk launch of its generic omeprazole/sodium bicarbonate capsules. Par’s subsidiary, Par Sterile Products, LLC (“Par Sterile”), and its development partner are currently engaged in patent litigation in the U.S. District Court for the District of New Jersey with respect to two zoledronic acid products that Par Sterile, as well as several other generic manufacturers, launched in 2013, following FDA approval of their respective ANDAs but prior to the District Court reaching a finding on the merits of the alleged claims in the litigation. Par could face substantial damages from adverse court decisions in such matters. Par could also be at risk for the value of such inventory that it is unable to market or sell.

Par is, and will continue to be in the future, a party to legal proceedings that could result in unexpected adverse outcomes.

Par is a party to other legal proceedings, including matters involving personnel and employment issues, breach of contract claims and other proceedings arising in the ordinary course of business. In addition, there are an increasing number of investigations and proceedings in the health care industry generally that seek recovery under the statutes and regulations governing the development, manufacturing, sales, marketing and distribution of Par’s products. Par evaluates its exposure to these legal proceedings and establishes reserves for the estimated liabilities in accordance with GAAP. Assessing and predicting the outcome of these matters involves substantial uncertainties. Unexpected outcomes in these legal proceedings, or changes in management’s evaluations or predictions and accompanying changes in established reserves, could have a material adverse impact on Par’s financial results.

The use of legal, regulatory and legislative strategies by brand competitors, including authorized generics and citizen’s petitions, as well as the potential impact of proposed legislation, may increase Par’s costs associated with the introduction or marketing of Par’s generic products, delay or prevent such introduction and/or significantly reduce the profit potential of Par’s products.

Brand drug companies often pursue strategies that may serve to prevent or delay competition from generic alternatives to their branded products. These strategies include, but are not limited to:

•	marketing an authorized generic version of a branded product at the same time that Par introduces a generic equivalent of that product, directly or through agreement with a generic competitor;

•	filing “citizen’s petitions” with the FDA to thwart generic competition by causing delays of Par’s product approvals;

•	using risk evaluation and mitigation strategies (“REMS”) — related distribution restrictions or other means of limiting access to their branded products to prevent Par from obtaining product samples needed to conduct bioequivalence testing required for ANDA approval, thereby delaying or preventing Par from obtaining FDA approval of a generic version of such branded products;

•	seeking to secure patent protection of certain “Elements to Assure Safe Use” of a REMS program, which are required medical interventions or other actions healthcare professionals need to execute prior to prescribing or dispensing the drug to the patient, in an attempt to thwart the generic company’s ability to avoid infringement of the patents in question or secure approval;

•	seeking to establish regulatory and legal obstacles that would make it more difficult to demonstrate a generic product’s bioequivalence or “sameness” to the related branded product;

•	initiating legislative and administrative efforts in various states to limit the substitution of generic versions of branded pharmaceutical products for the corresponding branded products;

•	filing suits for patent infringement that automatically delay FDA approval of generic products;

•	introducing “next-generation” products prior to the expiration of market exclusivity for their branded product, which often materially reduces the demand for the generic product for which Par may be seeking FDA approval;

•	obtaining extensions of market exclusivity by conducting clinical trials of branded drugs in pediatric populations or by other methods as discussed below;

•	persuading the FDA to withdraw the approval of branded drugs for which the patents are about to expire, thus allowing the brand company to develop and launch new patented products serving as substitutes for the withdrawn products;

•	seeking to obtain new patents on drugs for which patent protection is about to expire;

•	filing patent applications that are more complex and costly to challenge;

•	seeking temporary restraining orders and injunctions against selling a generic equivalent of their branded product based on alleged misappropriation of trade secrets or breach of confidentiality obligations;

•	seeking temporary restraining orders and injunctions against a generic company that has received final FDA approval for a product and is attempting to launch at risk prior to resolution of related patent litigation;

•	reducing the marketing of the branded product to healthcare providers, thereby reducing the branded drug’s commercial exposure and market size, which in turn adversely affects the market potential of the equivalent generic product; and

•	converting branded prescription drugs that are facing potential generic competition to over-the-counter products, thereby significantly impeding the growth of the generic prescription market for the drugs.

The Food and Drug Modernization Act of 1997 includes a pediatric exclusivity provision that may provide an additional six months of market exclusivity for indications of new or currently marketed drugs if certain agreed upon pediatric studies are completed by the applicant. Brand companies are utilizing this provision to extend periods of market exclusivity. Some companies have lobbied Congress for amendments to the Hatch-Waxman legislation that would give them additional advantages over generic competitors. For example, although the term of a company’s drug patent can be extended to reflect a portion of the time an NDA is under regulatory review, some companies have proposed extending the patent term by a full year for each year spent in clinical trials, rather than the one-half year that is currently permitted. If proposals like these were to become effective, Par’s entry into the market and its ability to generate revenues associated with new generic products may be delayed, reduced or eliminated, which could have a material adverse effect on its business.

Par’s operating results are affected by many factors and may fluctuate significantly on a quarterly basis.

Par’s operating results may vary substantially from quarter to quarter and may be greater or less than those achieved in the immediately preceding period or in the comparable period of the prior year. Factors that may cause quarterly results to vary include, but are not limited to, the following:

•	the amount of new product introductions;

•	losses related to inventory write-offs;

•	marketing exclusivity, if any, which may be obtained on certain new products;

•	the level of competition in the marketplace for certain products;

•	Par’s ability to create demand in the marketplace for its branded products;

•	availability of raw materials and finished products from suppliers;

•	Par’s ability to manufacture products at its manufacturing facilities;

•	the scope and outcome of governmental regulatory actions;

•	Par’s dependence on a small number of products for a significant portion of net revenue or income;

•	legal actions against Par’s generic products brought by brand competitors, and legal challenges to Par’s intellectual property rights brought against Par’s branded products by generic competitors;

•	price erosion and customer consolidation; and

•	significant payments (such as milestones) payable by Par under collaboration, licensing, and development agreements to its partners before the related product has received FDA approval.

The profitability of Par’s product sales is also dependent upon the prices it is able to charge for its products, the costs to purchase products from third parties, and its ability to manufacture its products in a cost effective manner. If Par’s revenues decline or do not grow as anticipated, it may not be able to reduce its operating expenses to offset such declines. Failure to achieve anticipated levels of revenues could, therefore, significantly harm Par’s operating results for a particular fiscal period.

In certain circumstances, Par issues price adjustments and other sales allowances to its customers. Although Par may establish reserves based on its estimates of these amounts, if estimates are incorrect and the reserves are inadequate, it may result in adjustments to these reserves that may have a material adverse effect on Par’s financial position and results of operations.

As described above, the first company to file an ANDA containing a Paragraph IV certification that successfully challenges the patent(s) on a branded product may be granted 180 days of generic market exclusivity by the FDA for that generic product. At the expiration of such exclusivity period, other generic distributors may enter the market, resulting in a significant price decline for the drug (in some instances, price declines have exceeded 90%). When Par experiences price declines following a period of generic marketing exclusivity, or at any time when a competitor enters the market or offers a lower price with respect to a product Par is selling, Par may at its discretion decide to lower the price of its product to retain market share and provide price adjustments to its customers for the difference between its new (lower) price and the price at which it previously sold the product which is still held in inventory by its customers. Because the entry of a competitive generic product is unpredictable, Par does not establish reserves for such potential adjustments, and therefore the full effect of such adjustments are not reflected in Par’s operating results until they actually occur. There are also circumstances under which Par may decide not to provide price adjustments to certain customers, and consequently, as a matter of business strategy, Par may risk a greater level of sale returns of products in the customer’s existing inventory and lose future sales volume to competitors rather than reduce its pricing.

Par establishes reserves for chargebacks, rebates and incentives, other sales allowances, and product returns at the time of sale, based on estimates. We cannot provide assurances that Par’s reserves will ultimately prove to be adequate. Increases in sales allowances may exceed Par’s estimates due to a variety of reasons, including unanticipated competition or an unexpected change in one or more of Par’s contractual relationships. Any failure to establish adequate reserves with respect to sales allowances may result in a material adverse effect on Par’s financial position and results of operations.

Par is subject to additional costs and burdens to comply with the terms of the March 5, 2013 resolution of the DOJ’s investigation into sales and marketing activities for Megace® ES, and could be subject to increased monetary penalties and/or other sanctions, including exclusion from federal health care programs, if it fails to comply with its terms.

On March 5, 2013, Par settled U.S. federal and 49 state investigations into Par’s sales and marketing activities for Megace® ES by pleading guilty to a misdemeanor misbranding violation of the FDCA and agreeing to pay approximately $45 million in criminal fines and forfeitures and to resolve civil claims. In addition, Par entered into a five-year corporate integrity agreement (“CIA”) with the Office of Inspector General of the U.S. Department of Health & Human Services (“OIG”). The effective date of the CIA was March 12, 2013. The CIA requires enhancements to Par’s compliance program, fulfillment of reporting and monitoring obligations, and management certifications, among other requirements. Compliance with the terms of the CIA has imposed and will continue to impose additional costs and burdens on Par, including in the form of employee training, third party reviews, compliance monitoring, reporting obligations and management attention. If Par fails to comply with the CIA, the OIG may impose monetary penalties or exclude Par from federal health care programs, including Medicare and Medicaid, which could have a material adverse effect on Par’s cash flows, financial position and results of operations. Par may be subject to third party claims and shareholder lawsuits in connection with the settlement.

Par may be subject to litigation initiated by brand name pharmaceutical companies.

Pharmaceutical companies with patented branded products regularly sue companies that file applications to produce generic equivalents of their patented branded products for alleged patent infringement or other violations of intellectual property rights, which are expensive to defend and may delay or prevent the entry of such generic products into the market. Generally, a generic drug may not be marketed until the applicable patent(s) on the brand name drug expire or are held to be invalid, unenforceable or not infringed by the generic product at issue. When Par or its development partners submit an ANDA to the FDA for approval of a generic drug, Par and/or its development partners must provide a Paragraph IV certification. Whenever Par files an ANDA with a Paragraph IV certification, there is a high likelihood that a brand pharmaceutical company will sue it for alleged patent infringement and/or other violations of intellectual property rights. Any such litigation is often costly and time-consuming and could result in a substantial delay in, or prevent, the introduction and/or marketing of Par’s products, which could have a material adverse effect on its business, condition (financial and other), prospects and results of operations.

Investigations and litigation concerning the calculation of average wholesale prices may adversely affect Par’s business.

Many government and third-party payors, including Medicare, Medicaid, health maintenance organizations (“HMOs”) and others, reimburse doctors and others for the purchase of certain prescription drugs based on a drug’s average wholesale price (“AWP”). In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP, in which the agencies have suggested that reporting of inflated AWPs by manufacturers have led to excessive payments for prescription drugs. For example, beginning in September 2003, Par, along with numerous other pharmaceutical companies, had been named as a defendant in actions brought by the Attorneys General of Illinois, Kansas, Louisiana and Utah, as well as a state law qui tam action brought on behalf of the state of Wisconsin by Peggy Lautenschlager and Bauer & Bach, LLC, alleging generally that the defendants defrauded the state Medicaid systems by purportedly reporting or causing the reporting of AWP and/or “Wholesale Acquisition Costs” that exceeded the actual selling price of the defendants’ prescription drugs. These cases generally sought some combination of actual damages, and/or double damages, treble damages, compensatory damages, statutory damages, civil penalties, disgorgement of excessive profits, restitution, disbursements, counsel fees and costs, litigation expenses, investigative costs, injunctive relief, punitive damages, imposition of a constructive trust, accounting of profits or gains derived through the alleged conduct, expert fees, interest and other relief that the court may have deemed proper.

On January 28, 2014, Par settled the claims brought by the State of Kansas for $1.8 million. On February 5, 2014, Par settled the claims brought by the State of Utah for $2.1 million. On June 2, 2014, Par settled the claims brought by the State of Illinois for $28.5 million.

We can give no assurance that Par will be able to settle the current or future actions on terms that it deems reasonable, or that such settlements or adverse judgments, if entered, will not exceed the amount of any reserve. Accordingly, such actions could adversely affect Par and may have a material adverse effect on its business, results of operations, financial condition and cash flows.

Investigations and litigations related to allegations that Par’s sales and marketing practices caused providers of pharmacy services to substitute or switch prescriptions written for specific drug formulations may adversely affect Par’s business.

At various times between 2006 and 2010, the Attorneys General of Florida, Indiana and Virginia and the United States Office of Personnel Management issued subpoenas to Par, and the Attorneys General of Michigan, Tennessee, Texas, and Utah issued civil investigative demands to Par. These demands pertained to allegations that certain of Par’s sales and marketing practices caused providers of pharmacy services to substitute or switch prescriptions written for specific drug formulations under circumstances in which some state Medicaid programs at various times reimbursed the new dosage form at a higher rate than the dosage form being substituted. The aforementioned subpoenas and civil investigative demands culminated in the federal and state law qui tam action brought on behalf of the United States and several states by Bernard Lisitza. The DOJ intervened in this action on July 8, 2011 and filed a separate complaint against Par on

September 9, 2011, alleging claims for violations of the Federal False Claims Act and common law fraud. The states of Michigan and Indiana have also intervened as to claims arising under their respective state false claims acts, common law fraud, and unjust enrichment.

If the plaintiffs in any of these or future actions are ultimately successful, it could adversely affect Par and may have a material adverse effect on its business, results of operations, financial condition and cash flows.

Due to Par’s dependence on a limited number of products, its business could be materially adversely affected if its key products do not perform as well as expected.

Par generates a significant portion of its total revenues and gross margin from the sale of a limited number of products. For the year ended December 31, 2014, Par’s top ten revenue products accounted for approximately 50% of its total net revenues and a significant portion of its gross margin. For the year ended December 31, 2011, its top ten revenue products accounted for approximately 70% of its total net revenues. Any material adverse developments, including increased competition and supply shortages, with respect to the sale or use of these products, or Par’s failure to successfully introduce new key products, could have a material adverse effect on its revenues and gross margin.

If Par determines that its goodwill and other intangible assets have become impaired, Par may record significant impairment charges, which would adversely affect its results of operations.

Goodwill and other intangible assets represent a significant portion of Par’s assets. Goodwill is the excess of cost over the fair market value of net assets acquired in business combinations. In the future, goodwill and intangible assets may increase as a result of future acquisitions. Par reviews its goodwill and indefinite lived intangible assets at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of acquired businesses, adverse market conditions and adverse changes in applicable laws or regulations, including changes that restrict the activities of an acquired business. Any impairment of goodwill or other intangible assets would result in a non-cash charge against earnings, which would adversely affect Par’s results of operations. For the year ended December 31, 2014, Par recorded a non-cash impairment charge of $146.9 million related to an adjustment to the forecasted operating results for two in-process research and development (“IPR&D”) intangible asset groups and eight Par Pharmaceutical segment products compared to their originally forecasted operating results at the date of acquisition, inclusive of one discontinued product, one partially impaired product primarily due to the contract ending with the partner and a partially impaired IPR&D project from the acquisition of Par Sterile due to an adverse court ruling pertaining to related patent litigation.

Par depends to a large extent on third-party suppliers and distributors for the raw materials for its products, particularly the chemical compounds comprising the APIs that it uses to manufacture its products, as well as for certain finished goods. A prolonged interruption in the supply of such products could have a material adverse effect on Par’s business, financial position and results of operations.

The raw materials essential to Par’s manufacturing business are purchased primarily from U.S. distributors of bulk pharmaceutical chemicals manufactured by foreign companies. If Par experiences supply interruptions or delays, it may have to obtain substitute materials or products, which in turn would require it to obtain amended or additional regulatory approvals, subjecting it to additional expenditures of significant time and resources. In addition, changes in Par’s raw material suppliers could result in significant delays in production, higher raw material costs and loss of sales and customers, because regulatory authorities must generally approve raw material sources for pharmaceutical products, which may be time consuming. Any significant supply interruption could have a material adverse effect on Par’s business, condition (financial and other), prospects and results of operations. To date, Par has experienced no significant difficulties in obtaining raw materials. However, because the federal drug application process requires specification of raw material suppliers, if raw materials from a specified supplier were to become unavailable, FDA approval of a new supplier would be required. A delay in the manufacture and marketing of the drug involved while a new supplier becomes qualified by the FDA and its manufacturing process is determined to meet FDA standards could, depending on the particular product, have a material adverse effect on Par’s results of operations and financial condition. Generally, Par attempts to mitigate the potential effects of any such situation by providing for, where economically and otherwise feasible, two or more suppliers of raw materials for the drugs that it manufactures. In addition, Par may attempt to enter into a contract with a raw material supplier in an effort to ensure adequate supply for certain of its products.

Par’s reporting and payment obligations under the Medicaid rebate program and other governmental purchasing and rebate programs are complex and may involve subjective decisions. Any determination that Par failed to comply with those obligations could subject it to penalties and sanctions, which could have a material adverse effect.

The regulations regarding reporting and payment obligations with respect to Medicaid reimbursement and rebates and other governmental programs are complex and Par and other pharmaceutical companies are defendants in a number of suits filed by state attorneys general and have been notified of an investigation by the DOJ with respect to Medicaid reimbursement and rebates. Par’s calculations and methodologies are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in material changes. In addition, because Par’s processes for these calculations and the judgments involved in making these calculations involve, and will continue to involve, subjective decisions and complex methodologies, these calculations are subject to the risk of errors. Any governmental agencies that have commenced (or that may commence) an investigation of Par could impose, based on a claim of violation of fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties and possible exclusion from federal health care programs (including Medicaid and Medicare). Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments, and even in the absence of any such ambiguity, a governmental authority may take a position contrary to a position that Par has taken and may impose civil and/or criminal sanctions on Par. Any such penalties, sanctions, or exclusion from federal health care programs could have a material adverse effect on Par’s business, financial position and results of operations. From time to time Par conducts routine reviews of its government pricing calculations. These reviews may have an impact on government price reporting and rebate calculations used to comply with various government regulations regarding reporting and payment obligations.

Healthcare reform and a reduction in the reimbursement levels by governmental authorities, HMOs, MCOs or other third-party payers may adversely affect Par’s business.

In order to assist Par in commercializing products, it has obtained from governmental authorities and private health insurers and other organizations, such as HMOs and managed care organizations (“MCOs”), authorization to receive reimbursement at varying levels for the cost of certain products and related treatments. Third party payers increasingly challenge pricing of pharmaceutical products. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and MCOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand. The Patient Protection and Affordable Care Act (“PPACA”) and the Health Care and Education Reconciliation Act of 2010 were signed into law on March 23, 2010 and March 30, 2010, respectively. These laws are referred to herein as “healthcare reform.” A number of provisions of the healthcare reform laws continue to have a negative impact on the price of Par’s products sold to U.S. government entities. As examples, the legislation includes measures that (i) significantly increase Medicaid rebates through both the expansion of the program and significant increases in rebates; (ii) substantially expand the Public Health System (340B) program to allow other entities to purchase prescription drugs at substantial discounts; (iii) extend the Medicaid rebate rate to a significant portion of Managed Medicaid enrollees; (iv) apply a 50% discount to Medicare Part D beneficiary spending in the coverage gap for branded and authorized generic prescription drugs; and (v) levy a significant excise tax on the industry to fund the healthcare reform. Such cost containment measures and healthcare reform affect Par’s ability to sell its products and have a material adverse effect on Par’s business, results of operations and financial condition. Additionally, the Medicare Part D Prescription Drug Benefit established a voluntary outpatient prescription drug benefit for Medicare beneficiaries (primarily the elderly over 65 and the disabled). These beneficiaries may enroll in private drug plans. There are multiple types of Part D plans and numerous plan sponsors, each with its own formulary and product access requirements. The plans have considerable discretion in establishing formularies and tiered co-pay structures and in placing prior authorization and other restrictions on the utilization of specific products. In addition, Part D plan sponsors are permitted and encouraged to negotiate rebates with manufacturers. The Medicare Part D program, which went into effect January 1, 2006, is administered by the Centers for Medicare & Medicaid Services (“CMS”) within the Department of Health and Human Services.

CMS has issued extensive regulations and other sub-regulatory guidance documents implementing the Medicare Part D benefit, and the OIG has issued regulations and other guidance in connection with the Medicare Part D program. The federal government can be expected to continue to issue guidance and regulations regarding the obligations of Part D sponsors and their subcontractors. Participating drug plans may establish drug formularies that exclude coverage of specific drugs, and payment levels for drugs negotiated with Part D drug plans may be lower than reimbursement levels available through private health plans or other payers. Moreover, beneficiary co-insurance requirements could influence which products are recommended by physicians and selected by patients. There is no assurance that any drug that Par markets will be offered by drug plans participating under the Medicare Part D program or of the terms of any such coverage, or that covered drugs will be reimbursed at amounts that reflect current or historical levels. Additionally, any reimbursement granted may not be maintained, or limits on reimbursement available from third-party payers may reduce the demand for, or negatively affect the price of those products, and could significantly harm Par’s business, results of operations, financial condition and cash flows. Par may also be subject to lawsuits relating to reimbursement programs that could be costly to defend, divert management’s attention and adversely affect Par’s operating results. Most state Medicaid programs have established preferred drug lists, and the process, criteria and timeframe for obtaining placement on the preferred drug list varies from state to state. Under the Medicaid drug rebate program, a manufacturer must pay a rebate for Medicaid utilization of a product. The rebate for single source products (including authorized generics) is based on the greater of (i) a specified percentage of the product’s average manufacturer price or (ii) the difference between the product’s average manufacturer price and the best price offered by the manufacturer. The rebate for multiple source products is a specified percentage of the product’s average manufacturer price. In addition, many states have established supplemental rebate programs as a condition for including a drug product on a preferred drug list. The profitability of Par’s products may depend on the extent to which they appear on the preferred drug lists of a significant number of state Medicaid programs and the amount of the rebates that must be paid to such states. In addition, there is significant fiscal pressure on the Medicaid program, and amendments to lower the pharmaceutical costs of the program are possible. Such amendments could materially adversely affect Par’s anticipated revenues and results of operations. Due to the uncertainties regarding the outcome of future healthcare reform initiatives and their enactment and implementation, Par cannot predict which, if any, of the future reform proposals will be adopted or the effect such adoption may have on it. Additionally, future healthcare legislation could also have a significant impact on Par’s business.

Due to extensive regulation and enforcement in the pharmaceutical industry, Par faces significant uncertainties and potentially significant costs associated with its efforts to comply with applicable regulations. Failure to comply could result in material adverse effects to its business, financial position and results of operations.

The pharmaceutical industry operates in a highly regulated environment subject to the actions of courts and governmental agencies that influence the ability of a company to successfully operate its business and is subject to regulation by various governmental authorities at the federal, state and local levels with respect to the development, manufacture, labeling, sale, distribution, marketing, advertising and promotion of pharmaceutical products. Many of these factors are beyond Par’s control and are, therefore, difficult to predict. These risks, along with others, have the potential to materially and adversely affect its business, financial position, results of operations and prospects. Failure to comply with governmental regulations can result in fines, disgorgement of profits, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of NDAs or ANDAs, enforcement actions, injunctions and criminal prosecution.

Although Par has developed compliance programs to address the regulatory environment, there is no guarantee that these programs will meet regulatory agency standards now or in the future. Additionally, despite Par’s efforts at compliance, there is no guarantee that it may not be deemed to be deficient in some manner in the future. If Par is deemed to be deficient in any significant way, its business, financial position and results of operations could be materially affected.

Par depends on its ability to protect its intellectual property and proprietary rights. Par cannot be certain of its ability to keep confidential and protect such rights.

Par’s success depends on its ability to protect and defend the intellectual property rights associated with its current and future products. Par fails to protect its intellectual property adequately, competitors may manufacture and market products similar to, or that may be confused with, its products, and its generic competitors may obtain regulatory approval to make and distribute generic versions of its branded products. Some patent applications in the United States are maintained in secrecy or are not published until the resulting patents issue. We also cannot be certain that patents will be issued with respect to any of Par’s patent applications or that any existing or future patents issued to or licensed by Par will provide competitive advantages for its products or will not be challenged, invalidated, circumvented or held unenforceable in proceedings commenced by its competitors or other third parties. Furthermore, Par’s patent rights may not prevent or limit its present and future competitors from developing, making, importing, using or commercializing products that are functionally similar to its products. Par relies particularly on trade secrets, trademarks, unpatented proprietary expertise and continuing innovation that it seeks to protect, in part, by registering and using marks. We cannot assure you that Par’s trademark applications will be approved. Third parties may also oppose Par’s trademark applications, or otherwise challenge Par’s use of the trademarks. In the event that Par’s trademarks are successfully challenged, Par could be forced to rebrand its products, which could result in loss of brand recognition, and could require Par to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe Par’s trademarks, or that we will have adequate resources to enforce Par’s trademarks.

Par protects its other intellectual property by entering into confidentiality agreements with licensees, suppliers, employees, consultants and other parties. This is done in large part because few of Par’s products are protected by patents. We cannot provide assurance that these agreements will not be breached or circumvented. We also cannot be certain that we will have recourse to adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. We cannot be sure that Par’s trade secrets and proprietary technology will not be independently developed or otherwise become known by its competitors or, if patents are not issued with respect to internally-developed products, that we will be able to maintain the confidentiality of information relating to these products. In addition, efforts to ensure Par’s intellectual property rights can be costly, time-consuming and/or ultimately unsuccessful.

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